Exhibit 99

                      FPIC Insurance Group, Inc. Announces
      Affirmation of Its A- (Excellent) Group Rating By A. M. Best Company


JACKSONVILLE, Fla. -- (Business Wire) -- April 17, 2002 -- FPIC Insurance Group, Inc. (Nasdaq: FPIC) ("FPIC" or the "Company") announced today that A. M. Best Company ("Best") has affirmed its Best group rating of A- (Excellent). The rating applies to FPIC's four insurance subsidiaries, First Professionals Insurance Company, Inc., Anesthesiologists Professional Assurance Company, Intermed Insurance Company and Interlex Insurance Company.

Best specifically referred to the group's historical profitability, and its diversification, sound overall financial condition and leadership positions in principal markets as positive factors in its rating rationale. Best also commented favorably on the stabilization and recent enhancements to the group's current senior management team and essential reporting process. The rating rationale also makes reference to certain offsetting factors, including the group's own recent adverse loss development and rising medical professional liability loss costs, in general, and other uncertainties in the healthcare industry; and accordingly, the affirmation is accompanied with a negative outlook. Details concerning Best's rating rationale with respect to the group can be obtained directly from its website at www.AMBest.com, by writing Best at
A. M. Best Company, Ambest Road, Oldwick, New Jersey 08858, or by calling Best at (908) 439-2200.

John R. Byers, the Company's President and Chief Executive Officer stated, "We are obviously pleased to once again receive affirmation of our A- (Excellent) rating from Best. Financial strength is one of our highest priorities and our Best rating is an important indicator to us of how well we are doing. We also realize its importance to our customers and all our stakeholders."

Commenting further on the year 2001 and the rating, Mr. Byers said, "The year 2001 was a difficult one for our sector in terms of financial performance and we are mindful of recent negative rating actions taken by Best with respect to certain organizations. Given these conditions and uncertainties regarding medical professional liability insurance trends, in particular, we are not surprised that our affirmation is accompanied with a negative outlook this year, which does not impact our business. We have worked very hard over the past two years to maintain and improve our financial strength and the credibility of our results and situation by providing more and better information and analysis to all our stakeholders. With the affirmation of our rating by Best and the successful negotiation of a waiver and modification of our credit facilities now behind us, we believe we are fully prepared to take advantage of the opportunities before us."

                             Safe Harbor Disclosure
                             ----------------------
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Any written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors (which are described in more detail in documents filed by the Company with the Securities and Exchange Commission) include, but are not limited to, (i) uncertainties relating to government and regulatory policies (such as subjecting the Company to insurance regulation or taxation in additional jurisdictions or amending, revoking or enacting any laws, regulations or treaties affecting the Company's current operations), (ii) the




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occurrence of insured or reinsured events with a frequency or severity exceeding the Company's estimates, (iii) legal developments, (iv) the uncertainties of the loss reserving process, (v) the actual amount of new and renewal business and market acceptance of expansion plans, (vi) the loss of the services of any of the Company's executive officers, (vii) changing rates of inflation and other economic conditions, (viii) the ability to collect reinsurance recoverables,
(ix) the competitive environment in which the Company operates, related trends and associated pricing pressures and developments, (x) the impact of mergers and acquisitions, including the ability to successfully integrate acquired businesses and achieve cost savings, competing demands for the Company's capital and the risk of undisclosed liabilities, (xi) developments in global financial markets that could affect the Company's investment portfolio and financing plans, (xii) risk factors associated with financing and refinancing, including the willingness of credit institutions to provide financing and the availability of credit generally, (xiii) developments in reinsurance markets that could affect the Company's reinsurance program; and (xiv) changes in the Company's financial ratings resulting from one or more of these uncertainties and other factors.

The words "believe," "anticipate," "foresee," "estimate," "project," "plan," "expect," "intend," "hope," "will likely result" or "will continue" and variations thereof or similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                Corporate Profile
                                -----------------
FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of professional liability insurance for physicians, dentists, other healthcare providers and attorneys, primarily in Florida and Missouri. In addition, the Company provides reciprocal management and administration services to Physicians' Reciprocal Insurers, the second largest medical professional liability insurance carrier in the state of New York, and third-party administration services both within and outside the healthcare industry. Its insurance subsidiaries, First Professionals Insurance Company, Inc., Anesthesiologists Professional Assurance Company, Intermed Insurance Company and Interlex Insurance Company, have an A- (Excellent) group rating from A.M. Best.

                                Corporate Contact
                                -----------------
                                Roberta Goes Cown
                   Senior Vice President and Corporate Counsel
                         (904) 354-2482, Extension 3287

                   For all of your investor information needs,
            please visit our corporate website at http://www.fpic.com
                                                  -------------------

                           FPIC is on the Internet at
                                  www.fpic.com
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                           Nasdaq Listing Symbol: FPIC